As filed with the Securities and Exchange Commission on February 10, 2009
Registration No. 333________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PolyMedix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0125925
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)
170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices, including Zip Code)

PolyMedix, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan
(Full Title of the Plan)

Nicholas Landekic
President and Chief Executive Officer
170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087
(484) 598-2400
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Jeffrey P. Libson
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
(610) 640-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be		Proposed maximum		Proposed maximum	Amount of
Title of shares to be registered	registered (1)		offering price per share		aggregate offering price	registration fee
Common Stock ($0.001 par value)	400,500	(2)	$0.91	(3)	$364,455	$14.33
Common Stock ($0.001 par value)	3,862,806	(4)	$1.10	(3)	$4,249,087	$166.99

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby any additional securities that may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Consists of shares issuable under the Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933. As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the weighted average exercise price of $1.10 per share. As to the remaining shares, the price and fee are computed based upon $0.91 per share, the average of the high and low prices for the common stock reported on the Over-the-Counter Bulletin Board on February 6, 2009.

(4)	Consists of shares purchasable upon exercise of outstanding options to purchase common stock as of the date hereof under the Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan. The amount of shares issuable pursuant to such options may again become available for grant and issuance in the event the outstanding options expire or are forfeited prior to being exercised.

EXPLANATORY NOTE
     Pursuant to General Instruction E. of Form S-8, this Registration Statement is being filed to register 4,263,306 additional shares of PolyMedix, Inc.’s (the “Registrant’s”) common stock par value $0.001 (the “Common Stock”) for issuance under the Amended and Restated PolyMedix, Inc. 2005 Omnibus Equity Compensation Plan (the “2005 Plan”). The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 27, 2006 (Reg. No. 333-139686) with respect to an aggregate of 4,000,000 shares of Common Stock issuable pursuant to the 2005 Plan or shares purchasable upon exercise of options then outstanding to purchase common stock as well as grants of common stock then issued and outstanding under the 2005 Plan is hereby incorporated by reference, as hereafter amended, into this Registration Statement.
Item 8. Exhibits.

4.1	Amended and Restated PolyMedix, 2005 Omnibus Equity Compensation Plan.(1)

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 10, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Commonwealth of Pennsylvania, on February 10, 2009.

PolyMedix, Inc.

By: /s/ Nicholas Landekic
Nicholas Landekic
President and Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Nicholas Landekic and Edward F. Smith his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 10, 2009:

Signature	Title

/s/ Nicholas Landekic Nicholas Landekic	President and Chief Executive Officer and Director(Principal Executive Officer)

/s/ Edward F. Smith Edward F. Smith	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Frank P. Slattery, Jr. Frank P. Slattery, Jr.	Chairman of the Board of Directors

/s/ Brian Anderson Brian Anderson	Director

/s/ Richard W. Bank, M.D. Richard W. Bank, M.D.	Director

/s/ William N. Kelley, M.D. William N. Kelley, M.D.	Director

/s/ Michael E. Lewis, Ph.D Michael E. Lewis, Ph.D.	Director

/s/ Stefan D. Loren, Ph.D.	Director
Stefan D. Loren, Ph.D.

/s/ Shaun F. O’Malley	Director
Shaun F. O’Malley

EXHIBIT INDEX

Exhibits

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).